Change in the Independent Registered Public Accounting Firm – On October 10, 2020, the Board of Trustees of the Wildermuth Endowment Fund (the Fund), approved WithumSmith+Brown, PC (Withum), as the Fund’s independent registered public accounting firm for the Fund’s fiscal year end December 31, 2020. RSM US, LLP (RSM), served as the independent registered public accounting firm for the Fund until September 30, 2020, on which date the Fund terminated its engagement. RSM’s report on the Fund’s financial statements for the years ended December 31, 2017, December 31, 2018 and December 31, 2019 did not contain adverse opinions or disclaimers of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSM, would have cause it to make reference to the subject matter of the disagreements in connect to its report. There were no reportable events, as described in Item as described in Item 304(a)(1)(v) of Regulation S-K, during this same period.